EXHIBIT 99.1

Sun American Reports 2007 Second Quarter Results

BOCA RATON, Fla., July 12, 2007 (PRIME NEWSWIRE) -- Sun American Bancorp ("Sun American") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported net income of $160,000 or $0.01 per diluted share for the second quarter ended June 30, 2007, compared to $582,000 or $0.06 per diluted share for the second quarter of 2006. This is after the recognition of stock-based compensation expense of approximately $257,000, non-recurring conversion costs for the Independent Community Bank acquisition of $51,000, and provision for income taxes of $187,000 for the second quarter of 2007. Not counting the non-recurring item of conversion costs of $32,000 on an after tax basis, Sun American would have earned $192,000 or $0.02 per diluted share compared to $582,000 or $0.06 per diluted share. Provision for income taxes excluding the conversion costs would have been $206,000 compared to no provision for income taxes in the second quarter of 2006 due to the utilization of tax benefits associated with past loss carry forwards.

The comparable pro forma pre-tax earnings excluding stock option expense would have been $655,000 or $0.06 per diluted share compared to $704,000 or $0.08 per diluted share.

For the first six months of 2007, net income was $257,000, or $0.02 per diluted share, compared to $854,000, or $0.10 per diluted share, in the comparable six month period a year ago. Excluding non-recurring items for conversion costs in both quarters for two acquisitions and litigation settlement costs in the first quarter of 2007 of $124,000 and $48,000 after tax, respectively, Sun American would have earned $429,000 or $0.04 per diluted share compared to $854,000 or $0.10 per diluted share. Stock option expense for the first six months in 2007 and 2006 was $512,000 and $243,000, respectively. The provision for income taxes excluding the conversion and litigation costs, would have been $414,000 compared to no provision for income taxes for the first six months of 2006 due to the utilization of tax benefits associated with past loss carry forwards.

The comparable pro forma pre-tax earnings excluding stock option expense would have been $1,355,000 or $0.12 per diluted share compared to $1,097,000 or $0.12 per diluted share.

Diluted earnings per share reflect 3.4 million shares issued since June 2006.

Financial results for the six month period ended June 30, 2007 were negatively impacted by non-recurring costs for integration of two banks recently acquired in the amount of $199,000 and a litigation settlement in the amount of $77,000. Results were also impacted by increased recurring costs related to stock compensation costs of $269,000 compared to 2006, and the impact of a current tax provision of $310,000 that was not required previously due to the utilization of benefits of past loss carry forwards.

Sun American Bancorp President and Chief Executive Officer Michael Golden said, "Our core financial results remain healthy, particularly in light of the economic and competitive pressures affecting our market place in 2007. Our acquisitions have provided us with growth of our franchise in a period where growth is difficult. Our management team has completed the integration of the Beach Bank and Independent Community Bank franchises swiftly and with no disruption of our business focus and we are very pleased to welcome our new clients, shareholders and staff into our Sun American Bank family."

Further, Mr. Golden stated, "We have recently experienced a higher level of non core costs related to our acquisitions, branch expansion program and other strategic initiatives. Management will focus on operational efficiencies in the second half of the year in order to maintain shareholder value."

Second Quarter 2007 Highlights (compared to second quarter 2006)

 * Revenues advanced 51% to a record of $6.0 million.

 * Net interest income before provision for loan losses grew 46%
   to $5.5 million.

 * Credit quality remains stable with nonperforming assets
   representing 1.33% of total assets.

 * Net interest margin for the six months ended June 30, 2007 was a healthy 4.42%.

 * Loans increased 69% to $425 million.

 * Total deposits grew 84% to $448 million.

 * Assets increased 85% to $595 million.

 * Book value per share grew to $9.76 from $8.21.

Loan and deposit growth both, organically and through the asset acquisition of Beach Bank and the merger with Independent Community Bank, contributed to a 69% increase in our loan portfolio and an 84% increase in our deposit base for the quarter ended June 30, 2007 compared to a year earlier.

Operating Results

Sun American's quarterly net interest income increased to $5.5 million compared to $3.8 million in the second quarter a year ago. Year-to-date, net interest income increased 40% to $10.4 million compared to $7.4 million in the same period in 2006. Increases resulted from the increase in the loan portfolio balances. Interest and fees on loans increased 69% to $9.2 million in the second quarter of 2007, and increased 61% to $16.8 million year-to-date, compared to their respective periods a year ago. Non-interest income was $490,000 in the second quarter of 2007 compared to $201,000 in the second quarter a year ago, and year-to-date, non-interest income was $973,000, compared to $420,000 in the first six months a year ago. Fee revenue increase primarily resulted from an increase in service charges on deposit accounts, an increase in the number of accounts as a result of the two acquisitions, and fees earned from our new wealth management and mortgage brokerage services.

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, grew 51% to $6.0 million in the second quarter, compared to $4.0 million in the second quarter of 2006. Revenues increased 46% to $11.4 million in the first half of 2007, compared to $7.8 million in the same period a year ago.

The net interest margin through the six months of 2007 was 4.42%, compared to 5.31% for the same period in 2006.

Non-interest expenses were $5.6 million in the second quarter of 2007, an increase from $3.2 million in the second quarter a year ago. For the first six months of 2007, non-interest expenses were $10.8 million compared to $6.4 million in the first six months of 2006. Salaries and employee benefits and occupancy costs associated with the expansion of our branch network constituted the majority of the increase in expenses. Also included in 2007 are non-recurring operational conversion costs of approximately $199,000 associated with the Beach Bank asset acquisition and Independent Community Bank merger and $77,000 of litigation settlement costs.

Sun American incurred stock-based compensation expense of $512,000 for the six months of 2007, compared to $243,000 for the six months of 2006.

Provision for loan losses was nil for the six months ended June 30, 2007, compared to $569,000 for the six months ended June 30, 2006.

The provision for income taxes was $310,000 for the six months of 2007, compared to nil for the six months of 2006 as no income tax provision was recorded due to the utilization of benefits of past loss carry forwards.

Balance Sheet Growth

Net loans increased 69%, to $425 million at June 30, 2007, compared to $252 million a year earlier.

Assets increased 85% to $595 million at June 30, 2007, compared to $321 million a year earlier. Total deposits grew 84% to $448 million, compared to $244 million at June 30, 2006.

Shareholders' equity increased 71% to $107 million compared to $62 million at the end of the second quarter a year ago. Equity growth was due to the issuance of common shares associated with two acquisition transactions. Book value per share improved to $9.76 at June 30, 2007, compared to $8.21 a year earlier.

Credit Quality

Nonperforming assets were $7.9 million or 1.33% of total assets, at June 30, 2007, compared to $32,000 or 0.01% of total assets a year ago.

Mr. Golden noted that, "Nonperforming loans have increased but remain at acceptable levels in relation to current market conditions. Overall portfolio credit quality remains sound. We actively monitor loan quality on a continuous basis to ensure early detection and mitigation of associated risks."

Sun American did not record a provision for loan loss in the first six months of 2007. At June 30, 2007, the allowance for loan losses totaled $3.9 million, representing 0.92% of total loans outstanding.

The Sun American Bancorp logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2006, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

CONTACT:  Sun American Bancorp
          Michael E. Golden, President and CEO
          Robert Nichols, CFO
          (561) 544-1908